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RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-541-2251

                        AUTOMATIC INCREASE BENEFIT RIDER

Based on the application for this rider, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase Your policy values.

DEFINITIONS AS USED IN THIS RIDER

The definitions stated below apply to this rider. They are in addition to those of the policy.

AUTOMATIC INCREASE BENEFIT is the increase in Specified Amount, provided by this rider, which occurs on each Policy Anniversary.

INCREASE PERCENTAGE is the percent, as shown under Policy Data, by which the Specified Amount will be increased on each Policy Anniversary.

MAXIMUM INCREASE AMOUNT is the maximum amount for each increase allowed, as shown under Policy Data.

TOTAL INCREASE LIMIT is the combined total amount of Automatic Increase Benefits available under this rider, as shown under Policy Data.

BENEFIT PROVIDED BY THIS RIDER

This rider provides for an increase in the Specified Amount on each Policy Anniversary without evidence of insurability. Each Automatic Increase Benefit:

     1.   will apply on each Policy Anniversary while this rider is in force;

     2. will be equal to the Specified Amount in effect at the time of the increase, multiplied by the Increase Percentage as shown under Policy Data; and

     3. will never exceed the Maximum Increase Amount as shown under Policy Data; and

     4. will not affect the surrender charges applicable to the policy at the time of the increase.

MONTHLY DEDUCTION FOR THE COST OF THIS RIDER

There is no monthly deduction taken for the cost of this rider. When an increase is made in the Specified Amount, an increase in the policy's monthly deduction will occur. If there is a waiver of monthly deduction rider attached to the policy, the monthly deduction for its cost will also increase.

If the Automatic Increase Benefit occurs when any no-lapse guarantee period, death benefit guarantee period, or minimum monthly premium period provided by the policy is in effect, the premium required for any of the guarantees as described in the policy will change.

BENEFITS WHEN MONTHLY DEDUCTIONS ARE WAIVED

If the Insured becomes eligible for benefits under a waiver of monthly deduction rider or waiver of premium rider attached to the policy, Automatic Increase Benefits will continue to be available.

REJECTION OF AUTOMATIC INCREASE BENEFIT

You must notify Us at least 10 days prior to the date of an Automatic Increase Benefit if You wish to decline the increase. If an Automatic Increase Benefit is declined, this rider will terminate.

SUICIDE EXCLUSION

If within two years of this rider's effective date the Insured commits suicide, while sane or insane, Suicide by the Insured, whether sane or insane, within two years from the Policy Date is not covered by this policy. In this event the only amount payable by Us to the beneficiary will be the premiums which You have paid, minus any Indebtedness and partial surrenders.

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If the Insured commits suicide whether sane or insane within two years from the effective date of any increase in Specified Amount, the amount payable by Us with respect to the increased coverage will be limited to the monthly deductions for such additional Specified Amount.

RIDER INCONTESTABILITY

This rider will be incontestable after it has been in force during the Insured's lifetime for two years from the effective date of this rider.

RIDER REINSTATEMENT

If the policy to which this rider is attached Terminates, is later reinstated, and the reinstatement is prior to the Expiration Date for this rider as shown under Policy Data, this rider will be reinstated.

RIDER TERMINATION

This rider will terminate on the earliest of the following:

     1.   the Expiration Date for this rider shown under Policy Data; or

     2. any decrease in the Specified Amount of the policy, except as a result of a partial surrender or death benefit option change; or

     3. Your rejection of any Automatic Increase Benefit provided under this rider; or

     4. total Automatic Increase Benefits provided under this rider reach the Total Increase Benefit limit as shown under Policy data; or

     5. application of the policy's Cash Surrender Value under a paid-up insurance option, if applicable; or

     6.   the date the policy Terminates; or

     7. the Monthly Date on or next following the effective date of Your request, by Written Request, or other requests acceptable to Us, that coverage terminates.

The effective date of Your request is the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for termination by other than Written Request, the effective date of Your request is the date We receive Your request, or a later date if specified in Your request.

This rider is issued as of the Policy Date of the policy unless a different date is shown under Policy Data.

RIVERSOURCE LIFE INSURANCE COMPANY

-s- Thomas R. Moore
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SECRETARY

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